EXHIBIT 10.12

                 BINDING TERM SHEET TO FORM GENERAL PARTNERSHIP
                       RELATED TO NGL PROCESSING FACILITY

      This Binding Term Sheet for form General Partnership Related to NGL Processing Facility ("Term Sheet") is made and entered into as of the 30th day of June, 1996, by and among Pipeline & Processing Group, Inc., a Michigan corporation ("P&PG"), PanEnergy Field Services, Inc., a Colorado corporation ("PFS"), and Dauphin Island Gathering Company, L.P., a Texas limited partnership, the general partner of which is OEDC, Inc., a Texas corporation ("DIGC"). All of such parties for convenience being sometimes hereinafter referred to collectively as the "Partners" or individually as a "Partner."

      WHEREAS, on June 30, 1996, DIGC, MCNIC Mobile Gathering Company and PFS executed a non-binding letter regarding a proposal for PFS to join Dauphin Island Gathering Partners ("DIGP") (the "Letter of Intent"), a copy of which is attached hereto as Exhibit 1;

      WHEREAS, clauses (a) through (e) (inclusive) of Section 3 of the Letter of Intent set forth the terms under which the parties thereto contemplate the parties hereto forming a partnership to construct, own and operate a plant for purposes of processing, fractionation and marketing natural gas liquids and by products (the "Plant");

      WHEREAS, the parties desire to adopt the provisions, clauses (a) through
(e) (inclusive) of Section 3 of the Letter of Intent as their agreement to form a partnership with respect to the Plant;

      Now, therefore, in consideration of their respective mutual promises and covenants, the parties agree as follows:

      1. The parties agree to form a partnership as outlined in clauses (a) through (e) (inclusive) of Section 3 of the Letter of Intent and herein;

      2. The parties shall negotiate in good faith documentation for the formation of the partnership and use commercially reasonable efforts to finalize such documentation on or before 60 days after the date hereof.

      3. The parties agree that construction of the Plant shall be at competitive industry costs for the size plant agreed to by the parties.

      4. THIS TERM SHEET IS NOT ASSIGNABLE AND, AFTER ACCEPTANCE AS HEREINAFTER DESCRIBED, SHALL REPRESENT THE ENTIRE AGREEMENT WITH RESPECT TO THE PLANT, BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      IN WITNESS WHEREOF, the parties hereto have executed this Binding Term Sheet as of the day and year first written above.

                                    Pipeline & Processing Group, Inc.

                                    By: /s/ JOSEPH L. ROBERTS
                                            Joseph L. Roberts
                                            Vice President


                                    PanEnergy Field Services, Inc.

                                    By: /s/ BRAD D. REESE
                                            Brad D. Reese
                                            Vice President


                                    Dauphin Island Gathering Company, L.P.,
                                    a Texas limited partnership

                                    By:   OEDC, Inc., a Texas corporation
                                          General Partner

                                    By: /s/ DOUGLAS H. KIESEWETTER
                                            Douglas H. Kiesewetter

                                    EXHIBIT A

                     DAUPHIN ISLAND GATHERING COMPANY, L.P.

                                 August 29, 1996

PanEnergy Field Services, Inc.
5718 Westheimer, Ste. 2000
Houston, Texas  77057

Attention: Mr. Brad D. Reese
           Vice President

      Re:    PROPOSAL TO JOIN DAUPHIN ISLAND GATHERING PARTNERS (DIGP)

Gentlemen:

PanEnergy Field Services, Inc. (PFS) and DIGP have been involved in discussions concerning an investment in the Dauphin Island Gathering System (DIGS) since last summer, independent of Centana's activities in Main Pass. In the recent weeks, we have exchanged several proposals, none of which have been accepted. We have worked this week to refine our proposals with the intent of avoiding any potential conflicts with our respective obligations and goals.

Accordingly, the terms herein contemplate a restructuring of DIGP between PFS and the Partners in DIGP, comprised of Dauphin Island Gathering Company, L.P.
(DIGC) and MCNIC Mobile Bay Gathering Company (MMBGC), as follows:

5.    ACQUISITION BY PFS OF PORTION OF MMBGC INTEREST IN DIGP.

      a. PFS or a wholly-owned direct or indirect affiliate of PanEnergy Corp would purchase from MMBGC a 35% ownership in DIGP, with an effective date of June 30, 1996.

      b.     Purchase price would be $31,500,000.

      c. PFS shall have the option to acquire an additional 5% Partnership interest during July, 1996, for a purchase price of $4,500,000.

      d. If the Main Pass Gathering System is acquired by DIGP partners by October 10, 1996, PFS or its affiliate would be entitled to purchase an additional 5% Partnership interest in DIGP for a purchase price of $4,500,000, plus adjustments.

      e. All Partnership interests purchased by PFS shall be subject to the 14% after payout DIGC back-in. As to PFS, the back-in shall be calculated based on PFS' cost-basis and subject to the same 10% discounted cash flow calculation applicable to the back-in to MMBGC's interest. The amended Partnership Agreement will include provisions for accounting for individual Partners' revenues, costs and back-in calculations.

      f. The effective date of any such additional acquisition of Partnership interests by PFS, as contemplated in Sections 1.c. and 1.d. above, shall be July 1, 1996.

      g. MMBGC/DIGC/PFS would be general partners with seats on the Management Committee. Ownership would be as specified in
             Section 2.d.

      h.     Scope of Partnership limited to gas gathering.

      i. Partnership will not participate in construction of gathering lines in areas where potential conflicts exist. Such activities will be exclusively conducted by partners that have no potential conflicts.

      j. DIGC would remain as operator, gas nominations/controller and constructor. The Amended Partnership Agreement shall contain mutually agreeable provisions for PFS as a general partner to be actively involved through the Management Committee in the business development and commercial operations of the DIGS, as well as involvement in joint marketing efforts.

      k. Except for major decisions, all DIGP decisions would be made by vote of two or more members that are not affiliates with at least a majority of the ownership interest in the Partnership. Major decisions shall require 90% approval and shall mean: changing Partnership purpose; approving Partner or affiliate projects prohibited by Partnership Agreement (non-prohibited projects shall be approved as provided in the first sentence of this paragraph); approving financing that is recourse to Partners and mortgaging material Partnership assets; and admitting Partners other than as a result of a sale of interest by an existing Partner. No Partner shall have project veto rights.

      l. DIGC management fee for G&A (as specified in Attachment II) would be $660,000 per year (paid monthly), and may be revised annually by the Management Committee if materially disproportionate to services rendered.

      m. There shall be no right of first refusal. If any of MMBGC/DIGC/PFS ever desire to sell any of their respective interests in DIGP, there would first allow the other general Partners to make an offer to buy the same on terms to be offered by such other general Partners, with no obligation to accept such offer.

      n. DIGC would waive its preferential right to purchase interests offered by MMBGC to PFS.

      o.     Closing of transaction on June 30, 1996.

      p. Closing would include execution of (i) Purchase and Sale Agreement and related documents to convey Partnership interest to PFS; (ii) Third Amended and Restated Partnership Agreement; and (iii) Binding Term Sheet related to NGL Processing Facility as provided in
             Section 3 below. This proposal and the terms hereof shall be superseded by the execution of the agreements set forth in (i) --
             (iii) above.

6.    PARTICIPATION IN THE EXPANDED DAUPHIN ISLAND GATHERING SYSTEM.

      a. General Partners of DIGP (DIGC/MMBGC/PFS) contribute capital for existing 1996 VK expansion, the 1996 Phase I extension consisting of extending the existing DIGS to Main Pass area (approximately 45 to 50 miles of 20" or 24" ANSI 900), and the 1997 Phase II expansion consisting of continuation of Phase I extension to onshore transportation interconnect (20" or 24" ANSI 900).

      b. Construction of Phase I and II extensions are subject to signed gathering agreement for firm gathering to existing outlets onshore Alabama, and evaluation of gas reserves to be committed to the DIGS.

      c. 30-day default in capital contributions shall result in dilution , in addition to other available remedies. If at any time or over course of time a Partner's interest is diluted by 75% or more, such Partner shall forfeit all voting rights.

      d.     Partnership Ownership would be as follows:

                             BPO-INTERESTS

                        REVENUE    VOTING

                MMBGC       59%       59%
                 DIGC        1%        1%
                  PFS       40%       40%

      Interests are subject to revision upon occurrence of DIGC back-ins, failure to make capital contributions, and if PFS acquires additional Partnership interests.

7.    NGL PROCESSING FACILITY.

      a. PFS/DIGC/Pipeline & Processing Group, Inc. or wholly owned subsidiaries thereof, or wholly owned direct or indirect affiliates of their ultimate parent companies, would form a partnership for onshore NGL processing, fractionation and marketing at the terminus of Phase II pipeline with substantively same terms as Third Amended and Restated Partnership Agreement for DIGP except for ownership.

      b. Ownership would be owned initially 49.5% by PFS, 49.5% by MCNIC and 1% by DIGC. Subject to Partners consents, Partnership interests may be offered to third parties should they dedicate gas reserves to the processing plant or the DIGS. Third party interests would dilute existing partners prorata.

      c. PFS would construct the facility and perform all physical and commercial operations on behalf of the partnership.

      d.    PFS and DIGC would jointly market the NGL processing service.

      e. DIGC would have right to acquire an additional 321/3% interest in the Partnership (subject to pro rata dilutions for other partners admitted during the option period) in accordance with the terms set forth on the attachment hereto (Attachment I).

THIS LETTER DOES NOT CREATE AND IS NOT INTENDED TO CREATE A BINDING OFFER OR ENFORCEABLE CONTRACT OR COMMITMENT, AND MAY NOT BE RELIED UPON BY EITHER PARTY AS THE BASIS FOR A CONTRACT BY ESTOPPEL OR OTHERWISE.

MMBGC joins herein to acknowledge its concurrence to this proposal.

If this letter correctly sets forth our understanding, please execute a copy of this letter in the space provided below and return it to the undersigned. Timing is of the essence and this proposal requires your concurrence, closing not later than June 30, 1996.

We appreciate your thoughtful consideration and look forward to your response.

Very truly yours,

Dauphin Island Gathering Company, L.P., by its general partner, OEDC, Inc.

By:
      Douglas H. Kiesewetter
      Vice President

AGREED TO AND ACCEPTED                 AGREED TO AND ACCEPTED
this 30th day of June, 1996.           this 30th day of June, 1996.

PANENERGY FIELD SERVICES, INC.         MCNIC MOBILE BAY
                                       GATHERING COMPANY

By:                                    By:
      Brad D. Reese                        Joseph L. Roberts
      Vice President                       Vice President

                                   ATTACHMENT
            to term sheet between DIGC and PFS dated June 30, 1996


                              DIGC BUY-IN STRUCTURE
                              MOBILE BAY NGL PLANT

            DIGC buys an option to acquire an additional 321/3% interest in the partnership (subject to prorata dilution for other partners admitted during the option period), but will only contribute capital with respect to its 1% partnership interest until it exercises such option.

            DIGC pays MCNIC and PFS an option payment at closing of the Mobile Bay NGL Plant Partnership Agreement equal to $200,000.00 (shared equally by MCNIC and PFS).

            DIGC's option permits DIGC to acquire an additional 321/3% interest in the partnership equally from MCNIC and PFS within the first three years of plant operations by exercising its option according to the schedule below:

            DIGC's exercise price is calculated by multiplying the appropriate Payment Factor below by the depreciated book value (25-year straight line depreciation) of the interest acquired by DIGC in the NGL Plant Partnership.

                  PAYMENT FACTOR BEGINNING WITH PLANT OPERATION
                              (Three Month Periods)

            first year              second year             third year
            ----------              -----------             ----------
        103% 106% 109% 112%     115% 118% 121% 124%     127% 130% 133% 136%

            Should DIGC fail to exercise its option prior to the expiration of the timeframe above, then its back-in under the expanded DIGP shall be reduced from 14% to 12%.

            DIGC's capital account and right to participate in distributions will be based on its actual contributions as set forth herein.